UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2006

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
(Address of principal executive offices and zip code)
(817) 265-4113
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
     Effective as of September 7, 2006, Tandy Brands Accessories, Inc. (the “Company”) entered into that certain Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), by and among the Company, Wells Fargo HSBC Trade Bank, N.A. (“Trade Bank”), as Agent, Wells Fargo Bank, N.A., (“WFB”), as Arranger and certain lenders party thereto. The Amended and Restated Credit Agreement amended and restated that certain Credit Agreement, dated as of June 27, 2001, as amended, by and among the Company, Trade Bank, WFB and the lenders named therein.
     Material terms of the Amended and Restated Credit Agreement include, among other things, (i) decreasing the senior unsecured revolving credit facility to $75,000,000; (ii) amending the covenant related to the permitted amount of purchase money financing; (iii) amending certain financial covenant definitions; (iv) amending the provisions related to permitted acquisitions; and (v) extending the term to June 30, 2009, unless earlier terminated under the terms of the Amended and Restated Credit Agreement.
     The Amended and Restated Credit Agreement, continues to provide for (i) the guaranty by all the Company’s subsidiaries (except its Canadian subsidiary); and (ii) various customary events of default which could result in an acceleration of all amounts payable thereunder. Comerica Bank, one of the lenders under the Amended and Restated Credit Agreement, currently serves as trustee of the Company’s Benefit Restoration Plan and Employees Investment Plan.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 above is hereby incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.
Date: September 12, 2006	By:	/s/ Mark J. Flaherty
Mark J. Flaherty, Chief Financial Officer

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